Exhibit 4.1.2

AMENDMENT NO. 1

TO

SHAREHOLDERS AGREEMENT

Amendment No. 1 (this “Amendment”) to the Shareholders Agreement, dated as of February 20, 2008, by and among Metavante Technologies, Inc. (formerly known as Metavante Holding Company), a Wisconsin corporation (the “Company”), and WPM, L.P., a Delaware limited partnership (the “Investor”).

WHEREAS, the Company and the Investor are party to that certain Shareholders Agreement, dated as of November 1, 2007 (the “Agreement”);

WHEREAS, the Company and the Investor desire to amend Section 2.1(a) of the Agreement to remedy a typographical error;

WHEREAS, the actions contemplated herein on behalf of each of the Company and the Investor have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company or the Investor are necessary to consummate the actions contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor agree as follows:

1.	Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

2.	The first sentence of Section 2.1(a) of the Agreement shall be amended and modified to replace “25%” with “17.5%.”

3.	Except as expressly amended, modified and supplemented above, all other provisions of the Agreement shall remain in full force and effect.

4.	Each of the Company and the Investor agree to promptly take any and all actions necessary to cause the provisions of this Amendment to take effect.

5.	This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile transmission or PDF), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first set forth above.

METAVANTE TECHNOLOGIES, INC.

By:	/S/ NAVROZ J. DAROGA
Name:	Navroz J. Daroga
Title:	Executive Vice President, Chief Administrative Office, Chief Compliance Officer and Secretary

WPM, L.P.

By:	/S/ SCOTT A. ARENARE
	Name: Title:	Scott A. Arenare Managing Director and Secretary